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                                                                 Exhibit h(viii)
                        SUB-ACCOUNTING SERVICES AGREEMENT
                                       FOR
                       THE PREMIER CLASS AND RETAIL CLASS
                                       OF
                                CIGNA FUNDS GROUP


         AGREEMENT made as of January 3, 2000 between CIGNA Funds Group (the "Trust"), a Massachusetts business trust engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act") on behalf of the series listed on Schedule A attached hereto and made a part of this agreement (the "Funds") and CIGNA Financial Services, Inc., a Delaware corporation ("CFS");

         WHEREAS, shares of the Funds are or may be issued in various classes, designated the institutional class, the premier class and the retail class;

         WHEREAS, the Trust, on behalf of the Funds, desires to appoint CFS to provide sub-accounting services to holders of the premier class and the retail class shares of the Funds under the terms and conditions described herein:

         NOW, THEREFORE, the Trust hereby adopts this Sub-Accounting Services Agreement (the "Agreement") for holders of the premier class and the retail class shares of the Funds and CFS hereby agrees to provide or cause to be provided the shareholder sub-accounting services described herein, subject to the following terms and conditions:

         1. CFS shall provide or shall arrange to be provided shareholder sub-accounting services to the premier class and the retail class of the Funds. The sub-accounting services shall include the following:

         a. Maintaining books and records with respect to each beneficial owner of premier class and retail class shares of the Funds;

         b. Preparing and mailing summary monthly statements (or quarterly statements if no activity occurs in the premier class or retail class shares of the Funds during any month covered by the statement) to every beneficial owner;

         c. Generating and mailing confirmations of each purchase or sale of premier class and retail class shares of the Funds for each beneficial owner; and

         d. Such other services normally and customarily provided by shareholder sub-accounting service providers on behalf of mutual funds as may be agreed upon by the Funds and CFS.

         2. As full compensation for services provided under this Agreement, the premier class and the retail class of the Funds shall pay CFS, on a monthly basis, in arrears, a periodic fee computed at an annual rate as set forth on Schedule A attached hereto of the applicable percentage of average daily net assets during each fiscal year.

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         3. This Agreement shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Agreement (the "Independent Trustees").

         4. This Agreement shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Agreement in Paragraph 3.

         5. This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the independent Trustees or by a vote of a majority of the outstanding voting securities of the affected class of a Fund on not more than 30 days' written notice to CFS, or by CFS on 30 day's notice to the Trust.

         6. The Trust shall preserve copies of this Agreement and any related agreements, for a period of not less than six years from the date of this Agreement, the first two years of which shall be in an easily accessible place.

         7. This Agreement may be amended at any time provided that no material amendment to the Agreement shall be made unless approved in the manner provided for approval in Paragraph 3 hereof.

         8. Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the Trust, on behalf of the Funds, and CFS have executed this Sub-Accounting Services Agreement as of the date first above written.

                               CIGNA FUNDS GROUP


                                    /s/ Richard H. Forde
                               By:______________________________________________
                                       By:  Richard H. Forde
                                       Its: Chairman of the Board and President

                               CIGNA FINANCIAL SERVICES, INC.



                               By:______________________________________________
                                       By:
                                       Its:

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                 SCHEDULE A TO SUB-ACCOUNTING SERVICES AGREEMENT



Balanced Fund                                                     0.20
Core Plus Fixed Income Fund                                       0.25
Foreign Stock Fund                                                0.25
Large Company Stock Growth Fund                                   0.20
Large Company Stock Value Fund                                    0.20
Large Company Stock Index Fund                                    0.25
Money Market Fund                                                 0.20
Small Company Stock Growth Fund                                   0.20
Small Company Stock Value Fund                                    0.20